Exhibit 3.3

ALLY FINANCIAL INC.

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Ally Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST, the name of the corporation is Ally Financial Inc.

SECOND, the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2009 under the name “GMAC Inc.,” and amended and restated on December 30, 2009, and further amended on May 10, 2010 (the “Certificate of Incorporation”).

THIRD, the Certificate of Designations for the Corporation’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, was filed as Exhibit H to the Certificate of Incorporation with the Secretary of State of Delaware on December 30, 2009.

FOURTH, that the Board of Directors of the Corporation duly adopted, by unanimous written consent, resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED that, pursuant to the authority vested in the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors does hereby approve and adopt the amendment of Exhibit H to the Certificate of Incorporation as follows:

A. The definition of “Initial Conversion Rate” in Section 2 of Schedule A is hereby amended by inserting a proviso at the end of the definition as follows:

“; provided that, for the conversion by the Holder of 110,000,000 shares of the Designated Preferred Stock into Common Stock prior to December 31, 2010, the ‘Initial Conversion Rate’ means 0.004835, subject to the anti-dilution provisions set forth in Appendix A.”

B. The definition of “Optional Conversion” in Section 2 of Schedule A is hereby amended by replacing the words “upon any public offering of the Common Stock or upon the occurrence of a Change of Control of the Issuer” in clause (ii) thereof and inserting the words “in the event of any Specified Transaction” in their place, so that the definition of “Optional Conversion” reads, in its entirety:

“ ‘Optional Conversion’ means the conversion of shares of the Designated Preferred Stock into Common Stock at the then-applicable Conversion Rate, either (i) in whole or in part, at any time or from time to time, at the election of the Issuer, subject to the requirements and conditions set forth in Section 6(a)(i)(A), or (ii) in whole or in part, at the election of the Holder, in the event of any Specified Transaction, subject to the requirements and conditions set forth in Section 6(a)(i)(B).”

C. The following definitions are hereby inserted after the definition of “Reset Conversion Rate” in Section 2 of Schedule A as follows:

“ ‘Specified Transaction’ means, the earliest to occur among the following: (a) a Public Offering, (b) any transaction in which the Issuer raised at least $1 billion of common equity capital (either through the sale of new common equity securities or through the conversion of existing indebtedness or preferred stock (other than Designated Preferred Stock held by the Investor at the time of conversion) to common equity securities) from a party or parties that are not the Investor or Affiliates of the Investor (such transaction, a “Private Offering”) or (c) a Change of Control of the Issuer (other than a Change of Control resulting from one or more private sales or other dispositions by the Investor of more than fifty percent (50%) of the voting power of the Issuer).

‘Specified Transaction Price’ means (a) if the Specified Transaction is a Public Offering, the price at which such Common Stock is sold in the Public Offering as set forth on the cover page of the final prospectus for such Public Offering (calculated prior to giving effect to any stock split in connection with the Public Offering), (b) if the Specified Transaction is a Private Offering, the actual or implied price at which such Common Stock is sold in the Private Offering (calculated prior to giving effect to any stock split in connection with the Private Offering) or (c) if the Specified Transaction is a Change of Control of the Issuer, the price at which such Common Stock is sold or otherwise valued in such Change of Control of the Issuer, as applicable.

‘Specified Transaction Rate’ means the rate equal to (i) the liquidation amount per share of Designated Preferred Stock divided by (ii) the Specified Transaction Price, subject to the anti-dilution provisions set forth in Appendix A.

‘Specified Transaction Settlement Number’ means 110,000,000.”

D. Section 6(a)(i)(B) of Schedule A is hereby deleted in its entirety and replaced with the following:

“(B) in the event of any Specified Transaction, a Holder may, at its option, exercise the Optional Conversion in whole or in part with respect to such shares of Designated Preferred Stock held by such Holder, other than with respect to any shares of Designated Preferred Stock with respect to which the Issuer shall have given notice of redemption pursuant to Section 5. If prior to December 31, 2010, the Holder shall have converted at least 110,000,000 shares of Designated Preferred Stock and thereafter any shares of Designated Preferred Stock held by a Holder are converted pursuant to Section 6(a)(i) at or prior to the closing of a Specified Transaction, then upon such conversion such Holder will receive an additional number of shares of Common Stock equal to the product of (1) the Specified Transaction Settlement Number and (2) the positive difference, if any, between (a) the Specified Transaction Rate and (b) 0.004835, subject to the anti-dilution provisions set forth in Appendix A. The Issuer shall not, in any event, make a payment of cash in lieu of such delivery of additional shares of Common Stock. The Issuer will use best efforts to ensure that there are sufficient authorized shares of Common Stock available for such delivery.”

E. The caption to Section 6(b) of Schedule A is hereby amended to read as follows: “Notice of Conversion; Notice of Specified Transaction.”

F. The number “30” appearing in the fourth sentence of Section 6(b) of Schedule A is hereby replaced with the number “5” and the following is hereby added at the end of such Section:

“The Issuer shall give the holders of Designated Preferred Stock at least 10 days’ notice of the anticipated closing date of any Specified Transaction in the manner set forth in this Section 6(b).”

FIFTH, that in lieu of a meeting and vote of stockholders, the amendment of Corporation’s Certificate of Incorporation was approved by a written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

SIXTH, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be executed by its duly authorized officer this 30th day of December, 2010.

ALLY FINANCIAL INC.

By:	/s/ Cathy L. Quenneville
Name:	Cathy L. Quenneville
Title:	Secretary

[Signature Page to Certificate of Amendment]

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